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                                                                 EXHIBIT 11.1

     Computation of fully-diluted earnings per share, using 21,921,256 weighted average shares outstanding.


                                                       Amount        Per Share
                                                     -----------     ---------
Net income                                           $ 8,438,000        $.38

Calculation of number of weighted average
 fully-diluted shares:
Proceeds from assumed exercise of options            $17,908,955
Divided by quarter ended March 31, 1997
 average closing price of common stock                    $27.51
Equals number of shares assumed purchased
 under treasury stock method                             660,998
Number of shares assumed purchased through
 exercise of options                                     890,000
Less number of shares assumed purchased
 under treasury stock method                             660,998
Equals additional shares assumed outstanding
 for fully-diluted earnings per share computation        239,002
Plus weighted average number of shares
 outstanding, primary EPS calculation                 21,682,254
Equals weighted average number of shares
 outstanding, fully-diluted EPS calculations          21,921,256